EXHIBIT 10.1

OFFER LETTER TO BRUCE FICKS, CHIEF FINANCIAL OFFICER OF THE COMPANY

June 29, 2007

Mr. Bruce R. Ficks
4200 West 100th Street
Bloomington, MN  55437

Dear Bruce,

We are very pleased to offer you the position of Chief Financial Officer for MCT.  In this role you will be reporting to Roger Gower, Chief Executive Officer and Chairman of the Board.

Your starting salary will be $145,000 per year, payable at a bi-weekly rate of $5,576.92. You will accrue vacation at a rate of 4 weeks per year.  You will also be eligible for 3 months of base pay following a “Change in Control” as defined in the Internal Revenue Code, if your position is eliminated or significantly reduced in scope, responsibility or compensation. You will be eligible for annual bonuses if approved by the Compensation Committee.  For 2007, you will be eligible for a bonus of up to $ 30,000 if you satisfy goals mutually set by you and the CEO relating to identifying and meeting Sarbanes-Oxley requirements.

You will be granted options to purchase 200,000 shares of MCT stock, subject to approval by the Compensation Committee. Option price is the closing market price of MCT stock on the option approval date. Options vest at a rate of 25% per year, beginning on the first anniversary date from the date of grant, as will be noted in the option agreement.

You will also receive the same benefits available to all MCT employees, including the option to participate in medical, dental, life and disability insurance plans, and in our 401(K) plan.  You will be given an annual performance and salary review commencing July 1, 2008.

Your employment with MCT will begin on July 23, 2007.  To show acceptance of this offer, we request you sign this offer letter, and the attached MCT Employee Agreement and return them to us.

Your employment with MCT will be at-will, which means that it can be terminated by either you or MCT at any time for any reason.  Nothing contained in this letter or the MCT Employee Agreement alters your status as an at-will employee.

We are confident that your association with MCT will prove to be challenging and rewarding, and we look forward to having you join our team.

If you have any questions, please contact us.

Sincerely,

By:	/s/ Roger Gower	By:	/s/ Kathy Dimmick
Roger Gower		Kathy Dimmick
Chief Executive Officer and		Human Resources Manager
Chairman of the Board

:encl

Accepted:

By:	/s/ Bruce R. Ficks	Date: July 3, 2007
Bruce R. Ficks